 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2018 (April 17, 2018)

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37966	47-2564547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7910 Main Street, 2nd Floor, Houma LA	70360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(985) 876-5400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company x

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. x

Item 1.01 Entry into a Material Definitive Agreement.

Subscription Agreement

On April 20, 2018, SEACOR Marine Holdings Inc. (the “Company”) entered into a Subscription Agreement (the “Subscription Agreement”) with each of the purchasers listed on Schedule A thereto (the “Purchasers”) pursuant to which the Purchasers agreed to purchase 2,842,750 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), at a price of per share of $20.00. In order to assist the Company in maintaining compliance with the Jones Act, the Company may elect to issue warrants to specified holders allowing such holder to purchase an equivalent number of Shares at an exercise price of $0.01 per share. The Company expects the gross proceeds from the sale of the Shares (the “PIPE Issuance”) to be approximately $56,855,000 and intends to use the net proceeds for general corporate purposes. The PIPE Issuance is expected to close on or around April 26, 2018. The issuance of the Shares and/or warrants pursuant to the Subscription Agreement will be made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On April 20, 2018, the Company issued a press release announcing entry into the Subscription Agreement. A copy of the press release is included as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Agreement with Carlyle

Concurrent with the PIPE Issuance, the Company entered into a letter agreement with certain affiliates of the Carlyle Group (collectively, “Carlyle”) that are holders of all $175 million of the Company’s outstanding 3.75% convertible senior notes due December 2022 (the “Notes”), pursuant to which:

●

The Company and Carlyle agreed to exchange $50 million of principal amount of the Notes for common stock (or warrants to purchase an equivalent number of shares of common stock at an exercise price of $0.01 per share) at an exchange rate of 37.73 per $1,000 principal amount of the Notes (equivalent to an exchange price of $26.50) for a total of approximately 1.9 million shares of common stock (the “Exchange”);

●	Carlyle agreed to purchase $15 million of Shares in the PIPE Issuance; and

●

The Company and Carlyle agreed to amend the Notes that will remain outstanding to (i) increase the interest rate from 3.75% per annum to 4.25% per annum and (ii) extend the maturity of the Notes by 12 months.

The Company expects that the issuance of the common stock and/or warrants to Carlyle in the Exchange will be made in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act.

Item 2.02 Results of Operations and Financial Condition.

In connection with the PIPE Issuance, the Company provided potential investors with certain preliminary financial information for the quarter ended March 31, 2018 (“Q1 2018”). The Company is currently finalizing its financial results for Q1 2018. The financial and operational results discussed below and in Item 7.01 for Q1 2018 are preliminary, based upon the Company’s estimates and subject to completion of financial and operating closing procedures. The Company’s independent registered public accounting firm, Grant Thornton LLP, has not audited, reviewed, compiled or performed any procedures, and will not express an opinion or any other form of assurance with respect to these estimates. The below summary is not a comprehensive statement of the Company’s financial results or operating metrics for this period and its actual results and metrics may differ materially from these estimates following the completion of its financial and operating closing procedures. As a result, they should not be relied upon.

Specifically, the Company informed investors in the PIPE Issuance that it preliminarily expects Q1 2018 revenue and Direct Vessel Profit* to be approximately $52 million and $13.3 million (26% of revenue), respectively. The Company also provided its estimate of revenues by region and direct vessel profit by region and fleet type, as follows:

	Operating Revenue ($ in thousands)	Direct Vessel Profit* ($ in thousands)
Region	Q1 2018	Q1’ 2018
United States	$7,637	$1,474
Africa	$12,081	$4,726
Middle East and Asia	$11,244	$2,328
Brazil and Latin America	$2,627	$1,754
Europe	$18,132	$3,046
Consolidated Operating Revenues and DVP	$51,721	$13,328

Direct Vessel Profit* ($ in thousands)	Q1’ 2018
Anchor handling towing supply	$1,258
Fast support	$4,901
Supply	$165
Standby safety	$1,568
Specialty	($391)
Liftboats	$2,500
Wind farm utility	$1,788
Other non-vessel services	$1,539
Consolidated DVP	$13,328

*Direct Vessel Profit is a non-GAAP financial measure. Direct vessel profit (defined as operating revenues less operating expenses excluding leased-in equipment, “DVP”) is the Company’s measure of segment profitability when applied to individual segments and a non-GAAP measure when applied to fleets or the combined fleet. The Company believes that DVP is a critical financial measure to analyze and compare the operating performance of its individual vessels, fleet categories and combined fleet, without regard to financing decisions (depreciation for owned vessels vs. leased-in expense for leased-in vessels). DVP is also useful when comparing the Company’s fleet performance against those of its competitors who may have differing fleet financing structures. DVP has material limitations as an analytical tool in that it does not reflect all of the costs associated with the operation of the Company’s fleet, and it should not be considered in isolation or used as a substitute for the Company’s results as reported under GAAP. The Company has not included a reconciliation for Q1 2018 Direct Vessel Profit to operating income because the various reconciling items are not available as of the date of this Form 8-K, some of which may be material. Accordingly, a reconciliation to operating income is not available without unreasonable effort.

The information set forth in (and incorporated by reference into) this Item 2.02 shall not be deemed “filed” for purposes of the Securities Act or Section 18 of the Securities Exchanges Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information in this Item 2.02 shall not be incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 relating to the Agreement with Carlyle is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in Item 1.01 is incorporated by reference into this Item 3.02. The Shares and/or warrants issuable in the PIPE Issuance and the common stock issuable in the Exchange will be issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933. In determining that the issuance of the Shares in the PIPE Issuance qualified for an exemption under Section 4(a)(2), the Company relied on the following facts: (i) all of the purchasers in the PIPE Issuance were accredited investors or qualified institutional buyers, (ii) the Company did not use any form of general solicitation or advertising to offer the common stock and (iii) the investment intent of the purchasers. In determining that the issuance of common stock and/or warrants in the Exchange qualified for an exemption under Section 4(a)(2), the Company relied on the following facts: (i) Carlyle is an accredited investor, (ii) the Company did not use any form of general solicitation or advertising to offer the common stock and (iii) the investment intent of Carlyle.

Item 3.03. Material Modification to Rights of Securities Holders.

The information provided in Item 1.01 regarding the Exchange and the amendment of the interest rate and conversion price of the Notes is incorporated by reference into this Item 3.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(a) Departure of a Director

On April 17, 2018, Ferris Hussein, Carlyle’s designee on the Company’s board of directors (the “Board”), submitted to the Company his resignation from the Board effective prior to execution of the letter agreement discussed in Item 1.01. Mr. Hussein’s resignation was not as a result of any disagreement with the Company or the other members of the Board. Mr. Hussein has been designated by Carlyle to observe meetings of the Board pursuant to Carlyle’s observer rights under the Notes.

Item 5.02(c) Appointment of Certain Officers

On April 17, 2018 (the “Effective Date”), the Board appointed Gregory S. Rossmiller as Senior Vice President and Chief Accounting Officer of the Company. Mr. Rossmiller will be the Company’s principal accounting officer for purposes of the Company’s filings with the Securities and Exchange Commission.

Prior to his appointment, Mr. Rossmiller (age 48) was the Chief Financial Officer - North America for Applus Energy and Industry (a division of Applus Services S.A.) since June 2009.  Mr. Rossmiller was Corporate Controller of Pride International from 2005 to 2009, and Controller of Nabors Drilling International Limited (a subsidiary of Nabors Industries, Ltd.) from 2000 to 2005 and Assistant Controller from 1997 to 2000.  Prior to 1997, Mr. Rossmiller held audit positions with Cooper Industries and with the accounting firm of Deloitte & Touche. Mr. Rossmiller does not have any family relationships with any of the Company’s directors or executive officers, is not a party to any arrangement or understanding with any other person regarding his selection as an officer, and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

In connection with his appointment, the Company’s Board of Directors approved a compensation package for Mr. Rossmiller, consisting of an annual base salary of $280,000, cash signing bonus of $28,000, and an annual automobile allowance of $12,000. Mr. Rossmiller will also be entitled to participate in the health and benefit plans generally available to employees of the Company. Following the Effective Date, the Company’s Board of Directors expects to grant to Mr. Rossmiller (i) 25,000 stock options to acquire shares of common stock of the Company with an exercise price to be determined as of the close of market on the date of such grant and vesting 25% per year over four years, and (ii) 5,000 restricted shares of common stock of the Company vesting 25% per year over four years.

Item 7.01 Regulation FD Disclosure.

In addition to preliminary financial information included in Item 2.01, the Company also provided investors with certain preliminary operating statistics and capital commitment information for Q1 2018 as follows:

Average utilization in Q1 2018 increased 17.6% from Q1 2017 to 53.6%; average dayrates improved 22.3% from Q1 2017 to $7,001; and liftboat dayrates improved 64.3% from Q1 2017 to $16,068. The Company’s contracted backlog was $114 million for 2018 with a total of $223 million in contract backlog from 2018 to 2020 (as of February 28, 2018).

The Company’s capital commitments for the years 2018, 2019 and 2020 as of March 31, 2018 are detailed below:

	2018				2019				2020
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Total*
Conversion to Standby	-	2	-	-	-	-	-	-	-	-	2
Fast Support	-	-	-	-	1	-	-	-	1	-	2
Supply	-	-	1	-	-	-	1	-	1	-	3
Wind farm utility	-	2	1	-	1	-	-	-	-	-	4
Capital Commitments (in millions)	$18.8				$21.1				$8.9		$48.8

*The above figures are not inclusive of an additional $20.8 million in deferred orders of two Fast Support vessels, whose corresponding payments have been suspended and whose timing is unspecified.

The Company also provided investors with certain utilization and day rate information for the last twelve months as of March 31, 2018 as follows:

Last Twelve Months ($ in thousands)	Utilization	Day Rates
Anchor Handling Towing Supply	23%	$10,285
Fast Support	49%	$7,793
Supply	67%	$5,958
Standby Safety	81%	$8,704
Specialty	1%	$12,000
Liftboats	26%	$14,346
Wind Farm Utility	78%	$2,232

The information above under Item 2.02 of this Form 8-K is incorporated by reference into this Item 7.01, to the extent possible. The information shall not be deemed “filed” for purposes of the Exchange Act or otherwise subject to the liabilities of that Section. The information shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set for by the specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of SEACOR Marine Holdings Inc. dated April 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2018

SEACOR Marine Holdings Inc.

By:	/s/ John Gellert
Name: John Gellert
Title: President and Chief Executive Officer